UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2026

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-19514	86-3684669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

713 Market Drive Oklahoma City, Oklahoma	73114
(Address of principal executive offices)	(Zip code)

(405) 252-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GPOR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Sluiter RSU Grant

On May 27, 2026, the Compensation Committee of the Board of Directors (the “Board”) of Gulfport Energy Corporation (the “Company”) approved a grant of restricted stock units pursuant to the Company’s 2021 Stock Incentive Plan to Michael Sluiter, Senior Vice President of Reservoir Engineering, with a fair market value of $222,500 and a vesting period of one year.

Dell’Osso Board Appointment

On May 28, 2026, the Board voted to increase the size of the Board to seven members and appointed Domenic J. Dell’Osso, Jr. to serve as a member of the Board until the 2027 Annual Meeting of Stockholders or until his successor is duly elected and qualified. On May 4, 2026, Mr. Dell’Osso was appointed President and Chief Executive Officer of the Company effective as of May 28, 2026. Mr. Dell’Osso has more than 20 years of experience in the energy sector, with expertise in corporate strategy, capital markets and mergers and acquisitions, as well as leading companies through periods of transformation to position them for long-term value creation. Most recently, he served as President and Chief Executive Officer of Expand Energy Corporation (NASDAQ: EXE) (formerly Chesapeake Energy Corporation) from 2021 to February 2026. During his tenure as CEO, Expand Energy became the largest natural gas producer in the United States and grew EBITDA and free cash flow significantly. The company also became widely recognized as the capital efficiency and cost leader in every basin of operations, exhibiting disciplined capital allocation to match market conditions and return significant capital to shareholders. Mr. Dell’Osso joined Chesapeake in 2008, serving in roles of increasing responsibility, including Executive Vice President and Chief Financial Officer from 2010 to 2021. Prior to Chesapeake, he was an investment banker with Jefferies & Co and Banc of America Securities. He earned a Master of Business Administration in Finance from The University of Texas at Austin and a Bachelor’s degree in Economics from Boston College. Mr. Dell’Osso currently serves on the board of Transocean Ltd. (NYSE: RIG). Mr. Dell’Osso will receive no additional compensation for his role on the Board. There are no family relationships between Mr. Dell’Osso and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K, there are no undertakings between Mr. Dell’Osso and any other person pursuant to which he was selected to serve as an officer of the Company, and there are no transactions between the Company and Mr. Dell’Osso that would require disclosure under Item 404(a) of Regulation S-K. Mr. Dell’Osso is not expected to serve on a committee of the Board.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 27, 2026, the Company held its 2026 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the matters voted upon and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to such matters, were as stated below. The proposals related to each matter are described in the definitive proxy statement for the Annual Meeting, which was filed with the Securities and Exchange Commission on April 8, 2026.

Proposal 1: Election of Directors

Timothy Cutt, David Wolf, Jason Martinez, Jeannie Powers, David Reganato and Mary Shafer-Malicki were elected to serve as the Company’s directors until the 2027 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. The results of the vote on Proposal 1 were as follows:

Name of Nominee	For	Against	Withheld	Broker Non-Votes
Timothy Cutt	14,913,776	194,656	42,126	230,828
David Wolf	14,791,532	317,292	41,734	230,828
Jason Martinez	14,955,006	153,820	41,732	230,828
Jeannie Powers	14,761,123	347,686	41,749	230,828
David Reganato	14,791,358	317,466	41,734	230,828
Mary Shafer-Malicki	14,780,840	287,168	82,550	230,828

Proposal 2: Auditors Ratification Proposal

The Company’s stockholders ratified the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2026. The results of the vote on Proposal 2 were as follows:

For	Against	Abstentions	Broker Non-Votes
15,096,966	245,452	38,986	0

Proposal 3: Say-on-Pay Proposal

The Company’s stockholders approved, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers. The results of the vote on Proposal 3 were as follows:

For	Against	Abstentions	Broker Non-Votes
14,813,750	289,761	47,047	230,828

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2026

GULFPORT ENERGY CORPORATION

	By:	/s/ Michael Hodges
Michael Hodges
Chief Financial Officer

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